Exhibit 99.1

[LOGO OF TRIMERIS]	[LOGO OF ROCHE]

FOR IMMEDIATE RELEASE

Contact:	Heather V an Ness Roche Phone: (973) 562-2203

Contact:	Robin Fastenau Trimeris, Inc. Phone: (919) 419-6050

Contact:	Mike Nelson Manning Selvage & Lee Office: (212) 213-7620 Cell: (917) 568-4450

LATEST RESEARCH ON FUZEON AND T-1249, HIV FUSION INHIBITORS, TO BE PRESENTED AT UPCOMING SCIENTIFIC MEETING

NUTLEY, NJ and DURHAM, NC (February 10, 2003) – Roche and Trimeris (Nasdaq: TRMS) today announced that new clinical data on FUZEON™ (enfuvirtide), the most clinically advanced in an investigational class of anti-HIV drugs known as fusion inhibitors, will be presented at an upcoming scientific meeting focusing on HIV. New data will also be presented on T-1249, a second-generation fusion inhibitor being developed through the Roche/Trimeris partnership, which is currently in Phase I/II clinical testing.

Unlike existing anti-HIV drugs that work inside the cell, FUZEON and T-1249 have a unique mechanism of action that is designed to block HIV before it enters the human immune cell. Consequently, FUZEON and T-1249 are active against HIV that is resistant to the currently available classes of anti-HIV drugs.

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Presentations on FUZEON

•	Combined analysis of Phase III studies. This combined analysis of 24 week data confirmed the results of the two Phase III studies – TORO 1 (T-20 vs. Optimized Regimen Only), conducted in North America and Brazil, and TORO 2, conducted in Europe and Australia – which have only been reported separately until now.

In the studies, treatment-experienced patients receiving FUZEON plus an individualized regimen of standard anti-HIV drugs were twice as likely to achieve undetectable levels of HIV in the blood (less than 400 copies/mL) as patients who received an individualized drug regimen without FUZEON (32.7% vs. 15%).

The response of patients in the FUZEON arm surpassed that of patients taking an individualized regimen alone across all subgroups studied, including age, race, baseline immune cell (CD4) count and baseline viral load. In both treatment arms, greater viral suppression was seen in patients who had more active agents in their individualized regimen, less treatment experience and less advanced disease (CD4 count greater than 100 cells/µl).

The combined safety analysis included a safety update with patient exposures for longer than 24 weeks. This analysis focused on further characterizing injection site reactions and combining similar and clinically equivalent adverse event terms to identify any relevant differences between treatment arms. Injection site reactions are the most common adverse event associated with FUZEON. Injection site reactions occurred in almost all patients receiving FUZEON; most had mild to moderate pain or discomfort that did not require

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analgesics or limiting usual activities. While the overall incidence of bacterial infections was similar across both treatment arms when adjusted for time of exposure to the individualized regimen, bacterial pneumonia was observed at an increased frequency in patients in the FUZEON arm compared to patients taking an individualized regimen alone (4.5% vs. 0.3%).

•	Clinical impact of naturally-occurring gp41 mutations and gp41 antibodies. An analysis of patients in the Phase III studies indicated that naturally occurring variations in the structure of viral protein gp41 do not impact the efficacy of FUZEON at 24 weeks. Another analysis found that the existence of anti-gp41 antibodies, which the immune system develops in response to HIV infection, does not influence the efficacy or safety of FUZEON.

•	Drug-drug interactions. A series of pharmacokinetic (PK) studies found no clinically relevant drug interactions for FUZEON with boosted saquinavir (1000 mg saquinavir with 100 mg ritonavir twice-daily), ritonavir alone or rifampicin. These findings are consistent with the expected low potential for drug-drug interactions with a peptide drug such as FUZEON.

More About FUZEON

FUZEON, a fusion inhibitor, is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction. In this treatment-experienced patient population, three percent of patients discontinued treatment with FUZEON as a result of injection site reactions.

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The addition of FUZEON to background antiretroviral therapy generally did not increase the frequency or the severity of the majority of adverse events. There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and individualized regimen alone. In addition to those mentioned above, the most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON were headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. The majority of adverse events were of mild or moderate intensity.

Presentation on T-1249

New data from a short-term study (T1249-102) reveal that T-1249, the second-generation fusion inhibitor, significantly reduced levels of HIV in the blood in most patients who exhibited detectable viral replication while receiving an individualized anti-HIV drug regimen that included FUZEON.

This study evaluated the antiviral activity and safety of T-1249 over a 10-day period in 25 patients who were participating in Phase II or Phase III studies of FUZEON and who exhibited HIV RNA levels between 5,000 and 500,000 copies/mL at two consecutive clinic visits while on treatment with FUZEON. Patients in this study discontinued FUZEON and added T-1249 to an unchanged individualized anti-HIV drug regimen. The median HIV RNA decline from baseline after 10 days of treatment was 1.1 log10. There were no serious adverse events judged possibly to be related to T-1249 in the trial. The results from this study demonstrate that fusion inhibitors constitute an expanding class of antiretroviral drugs with the potential to be used sequentially.

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More About T-1249

In an earlier Phase I/II clinical trial of T-1249, no treatment-related, clinically important laboratory abnormalities occurred and no dose-limiting toxicities were identified. Three serious adverse events possibly related to T-1249 occurred: grade 4 neutropenia (25 mg QD), hypersensitivity reaction (25 mg BID), and fever associated with injection site reaction (150 mg QD).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

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About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery and development of novel therapeutic agents for the treatment of viral disease. The core technology platform is based on fusion inhibition aimed at treating disease by preventing viruses from entering host immune cells. Trimeris has two anti-HIV drug candidates in clinical development. FUZEON, currently in Phase III clinical trials, is the most advanced compound in development. A New Drug Application (NDA) and Marketing Authorisation Application (MAA) have been submitted for FUZEON with the US FDA and the EU EMEA, respectively. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche.

For more information about Trimeris, Inc., visit the company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from past results. For a more detailed description of factors that could cause or contribute to such differences, see Trimeris’ filings with the Securities and Exchange Commission.

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